Exhibit 99.1

Cara Therapeutics Reports Second Quarter 2017 Financial Results

– Conference call today at 4:30 p.m. ET –

STAMFORD, CONN., August 3, 2017 – Cara Therapeutics, Inc. (NASDAQ:CARA), a biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting peripheral kappa opioid receptors, today announced financial results for the second quarter ended June 30, 2017.

“During the quarter, we continued to make good progress with our CR845 development programs in acute postoperative pain, chronic osteoarthritis pain and chronic kidney disease-associated pruritus. Importantly, we were very pleased to receive Breakthrough Therapy designation from the FDA for I.V. CR845 for the treatment of CKD-aP in hemodialysis patients, and expect to meet with the FDA in the third quarter of 2017 to finalize our pivotal program for this indication,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics. “We look forward to expanding our development activities in pruritus with Oral CR845 later this year through the initiation of a Phase 1 study in non-dialysis CKD patients and the submission of an IND application for the treatment of chronic liver disease-associated pruritus.”

Second Quarter and Recent Business Highlights

•	In June 2017, reported the Independent Data Monitoring Committee’s recommendation that Cara continue testing both doses of I.V. CR845 in its Phase 3 trial for the treatment of postoperative pain following a pre-specified interim conditional power analysis.

•	In June 2017, received Breakthrough Therapy designation from the U.S. Food and Drug Administration (FDA) for I.V. CR845 for the treatment of moderate-to-severe chronic kidney disease-associated pruritus (CKD-aP) in hemodialysis patients.

•	In June 2017, initiated a Phase 3, open-label, 52-week safety study evaluating the long-term safety of I.V. CR845 in 240 hemodialysis patients as part of the pivotal program in CKD-aP.

•	In June 2017, reported top-line results from a Phase 2b trial of Oral CR845 in chronic pain patients with osteoarthritis of the hip or knee.

•	In July 2017, reported summary data from a Phase 1 trial of Oral CR845 identifying tablet strengths exhibiting appropriate plasma levels for potential use in the non-hemodialysis CKD-aP population.

Expected Upcoming Milestones

•	End of Phase 2 meeting with the FDA in the third quarter of 2017 to finalize pivotal program for I.V CR845 the treatment of CKD-aP in hemodialysis patients; initiation of a Phase 3 pivotal trial expected in the fourth quarter of 2017.

•	Initiation of a Phase 1 trial of Oral CR845 in CKD-aP non-hemodialysis patients expected in fourth quarter of 2017.

•	Investigational New Drug application submission for Oral CR845 in patients with chronic liver disease-associated pruritus expected in the fourth quarter of 2017.

•	Completion of enrollment for CLIN-3001, the Company’s ongoing adaptive pivotal Phase 3 trial of I.V. CR845 for the treatment of acute postoperative pain, expected in the fourth quarter of 2017.

Second Quarter 2017 Financial Results

Net Loss: The Company reported a net loss of $9.3 million, or $0.29 per basic and diluted share, for the second quarter of 2017 compared to a net loss of $13.1 million, or $0.48 per basic and diluted share, for the same period of 2016.

Revenues: The Company recognized $79,000 from the sale of clinical compound to Maruishi Pharmaceutical Co. Ltd. during the second quarter of 2016. The Company did not recognize any revenue during the second quarter of 2017.

Research and Development (R&D) Expenses: R&D expenses were $7.0 million in the second quarter of 2017 compared to $10.8 million in the same period of 2016. The lower R&D expenses in the second quarter of 2017 were principally due to a net decrease in direct clinical trial costs, including a reduction of approximately $1.5 million due to a change in estimate related to a clinical trial accrual that had been recorded in the first quarter of 2017, partially offset by an increase in payroll and related costs for R&D personnel.

General and Administrative (G&A) Expenses: G&A expenses were substantially unchanged at $2.7 million for both the second quarter of 2017 and the same period of 2016. Increases in professional fees and public/investor relations costs, stock-based compensation and payroll and related costs were offset by decreases in depreciation and amortization expense and rent expense.

Other Income: Other income was $331,000 in the second quarter of 2017 compared to $172,000 in the second quarter of 2016. The increase in 2017 was primarily due to higher dividend and interest income resulting from higher interest rates on a higher average balance of the Company’s portfolio of investments in the 2017 period.

Cash and Cash Equivalents and Marketable Securities Position: At June 30, 2017, cash and cash equivalents and marketable securities totaled $112.4 million compared to $58.3 million at December 31, 2016. The increase in the balance of cash and cash equivalents and marketable securities primarily resulted from the net proceeds of $86.2 million from the Company’s second follow-on public offering of common stock and $1.4 million received from the exercise of stock options, partially offset by cash used in operations of $33.5 million.

Financial Guidance

Based on timing expectations and projected costs for current clinical development plans, Cara expects that its existing cash and cash equivalents and available-for-sale marketable securities will be sufficient for the Company to fund its operating expenses and capital expenditure requirements into 2019, without giving effect to any potential milestone payments under existing collaborations.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss second quarter 2017 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 57769313. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting peripheral kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates, led by CR845, that target the body’s peripheral nervous system. CR845 has demonstrated initial efficacy in patients with moderate-to-severe pain, without inducing many of the undesirable side effects typically associated with currently available pain therapeutics. In patients with moderate-to-severe CKD-associated pruritus, CR845 has demonstrated its potential to reduce itch and improve quality of life.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing of the Company’s planned clinical trials, the potential results of ongoing and planned clinical trials and the Company’s expected cash reach. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form

10-K for the year ended December 31, 2016 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
License and milestone fees revenue	$—	$—	$530	$—
Collaborative revenue	—	—	313	—
Clinical compound revenue	—	79	68	86

Total revenue	—	79	911	86

Operating expenses:
Research and development	6,961	10,760	27,797	19,305
General and administrative	2,672	2,645	5,072	5,092

Total operating expenses	9,633	13,405	32,869	24,397

Operating loss	(9,633)	(13,326)	(31,958)	(24,311)
Interest income	331	172	421	321

Loss before benefit from income taxes	(9,302)	(13,154)	(31,537)	(23,990)
Benefit from income taxes	2	79	33	224

Net loss	$(9,300)	$(13,075)	$(31,504)	$(23,766)

Net loss per share:
Basic and Diluted	$(0.29)	$(0.48)	$(1.06)	$(0.87)

Weighted average shares:
Basic and Diluted	32,239,877	27,282,863	29,783,424	27,271,226

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$9,416	$12,092
Marketable securities	103,020	46,184
Income tax receivable	560	852
Other receivables	175	87
Prepaid expenses	1,934	1,530
Restricted cash, current	700	700

Total current assets	115,805	61,445
Property and equipment, net	1,399	1,614
Restricted cash	769	769

Total assets	$117,973	$63,828

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,190	$11,533

Total current liabilities	7,190	11,533

Deferred lease obligation	1,563	1,570

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	33	27
Additional paid-in capital	302,920	212,866
Accumulated deficit	(193,720)	(162,171)
Accumulated other comprehensive (loss) income	(13)	3

Total stockholders’ equity	109,220	50,725

Total liabilities and stockholders’ equity	$117,973	$63,828

INVESTOR CONTACT:

Michael Schaffzin

Stern Investor Relations, Inc.

212-362-1200

michael@sternir.com

MEDIA CONTACT:

Annie Starr

6 Degrees

973-415-8838

astarr@6degreespr.com